Exhibit 10.2

FIRST AMENDMENT
TO THE COMPUTER SCIENCES CORPORATION SEVERANCE PLAN FOR SENIOR MANAGEMENT AND KEY EMPLOYEES

This AMENDMENT to the Computer Sciences Corporation Severance Plan for Senior Management and Key Employees (the “Plan”) is effective as of December 31, 2012.

W I T N E S S E T H:

WHEREAS, the board of directors of Computer Sciences Corporation (the “Company”) has previously approved certain amendments to the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 11 of the Plan is hereby amended in its entirety as follows:

11.    Effect Of Section 409A of the Code. Notwithstanding anything to the contrary in this Plan, if, upon the advice of its counsel, CSC determines that any payments or benefits to be provided to a Designated Employee who is a “Specified Employee” (as such term is defined under Section 409A of the Code and the regulations and other Treasury Department guidance promulgated thereunder (collectively, “Section 409A”)) of an Employer (a “Specified Employee”) by CSC or the Employer pursuant to Sections 5 or 6 of this Plan are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A (“409A Taxes”) as applicable at the time such payments and benefits are otherwise required under this Plan, then:

(a)    (i) such payments shall be delayed until the date that is the earlier of six months after date of the Specified Employee’s “separation from service” (as such term is defined under Section 409A) with the Company or the date of the Specified Employee’s death, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the “Payments Delay Period”), and (ii) such payments shall be increased by an amount equal to interest on such payments for the Payments Delay Period at a rate equal to the default rate credited to amounts deferred under CSC’s Deferred Compensation Plan, as amended; provided, however, that such rate shall be calculated on a monthly average basis rather than a daily basis (the “Interest Rate”);

(b)    (i) with respect to the provision of such benefits, for a period of six months following date of the Specified Employee’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period, that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the “Benefits Delay Period”), the Specified Employee shall be responsible for the full cost of providing such benefits, and (ii) on the first day following the Benefits Delay Period, the Employer shall reimburse the Specified Employee for the costs of providing such benefits imposed on the Specified Employee during the Benefits Delay Period, plus interest accrued at the Interest Rate; and

(c)     the applicable Employer shall fund any payments to a Specified Employee that are to be delayed as a result of the imposition of a Payment Delay Period (including the interest to be paid with respect to such delayed payments) and/or any payments that are expected to be paid to a Specified Employee as a result of the imposition of a Benefits Delay Period

(including any interest to be paid with respect thereto) (collectively, the “Delayed Payments”) by establishing and irrevocably funding a trust for the benefit of the applicable Specified Employee. Such trust shall be a grantor trust described in Section 671 of the Code and intended not to cause tax to be incurred by the Specified Employee until amounts are paid out from the trust to the Specified Employee. The trust shall provide for distribution of amounts to the Specified Employee in order to pay taxes, if any, that become due on the amounts as to which payment is being delayed during the Payment Delay Period pursuant to this Section 11, but only to the extent permissible under Section 409A of the Code without the imposition of 409A Taxes. The amount of such fund shall equal a good faith estimate of the Delayed Payments determined by the Company in consultation with the Specified Employee. The establishment and funding of such trust shall not affect the obligation of the applicable Employer to pay the Delayed Payments pursuant to this Section 11.

Specified Employees shall be identified as provided in CSC’s Specified Employee Determination Policy, as amended.

2.	In all other respects, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted as of the effective date indicated above.

COMPUTER SCIENCES CORPORATION

By:     /s/ Eduardo J. Nunez
Eduardo J. Nunez
Vice President, Global Compensation & Benefits